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                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "AGREEMENT"), dated as of September 1, 2001, is made by and between AXS-One Inc., a Delaware corporation (the "SELLER"), and Porterfield International Ltd., a corporation registered in Gibraltar (the "PURCHASER").

                                   WITNESSETH

         WHEREAS, the parties hereto desire to provide for the purchase and sale of the entire share capital, consisting of 62,476 shares ("SHARES"), of AXS-One Spolka z ograniczona odpowiedzialnoscia, a limited liability company organized under the laws of Poland (the "Company").

         WHEREAS, Michael Chambers ("CHAMBERS") is one of the two shareholders, and the Managing Director, of the Purchaser, and Chambers' spouse, Hanna Chambers ("H. CHAMBERS"), is the other shareholder, and a Director, of the Purchaser.

         WHEREAS, having served as the Managing Director of the Company for the past several years, Chambers is directly familiar with the business, operations, assets, liabilities and prospects of the Company.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

         Certain terms used in this Agreement are defined in Section 6 hereof.

1.       SALE AND PURCHASE OF SHARES.

   1.1. AGREEMENT TO SELL AND PURCHASE SHARES. At the Closing (as defined in
Section 1.3(a) hereof), the Seller hereby agrees to sell to the Purchaser, and, subject to all of the terms and conditions hereof, the Purchaser hereby agrees to purchase from the Seller, an aggregate of 62,476 Shares.

   1.2. PURCHASE PRICE. The aggregate purchase price for the Shares to be sold to Purchaser pursuant to Section 1.1 hereof will be Four Hundred Thirty Thousand United States Dollars (US$430,000) (the "PURCHASE PRICE"), which is based on the financial condition of the Company on July 31, 2001. The Purchase Price will be payable in fifteen (15) monthly installments, in lawful currency of the United States of America, pursuant to the terms of an installment promissory note in the form of EXHIBIT 1.2 hereto (the "NOTE").

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   1.3. THE CLOSING.

                  (a) The closing of the purchase and sale of the Shares (the "CLOSING," and the date thereof, the "CLOSING DATE") shall occur at the offices of the Seller (or at such other location as may be agreed upon by the Seller and the Purchaser), and will take place concurrently with the execution and delivery of this Agreement by the parties hereto (or as soon thereafter as is necessary to comply with any applicable legal or administrative requirements). The parties agree to use their good faith best efforts to effect the Closing promptly following the execution and delivery of this Agreement. However, if the Purchaser or the Seller fails to deliver its respective deliverables (as set forth in Section 1.4 hereof) prior to September 30, 2001, then the other party may, by written notice to all other parties, at any time thereafter, terminate this Agreement (whereupon the rights and obligations of the parties hereunder shall terminate).

                  (b) At the Closing, the Seller shall deliver the Deed of Transfer (as defined below) for the Shares to the Purchaser against delivery by the Purchaser of the Purchase Price in the form of the Note.

   1.4. CLOSING DELIVERIES. At the Closing:

                  (a) The Seller will, pursuant to the Deed of Transfer, deliver the Shares to the Purchaser, free and clear of all Liens.

                  (b) The Purchaser will pay for the Shares by delivering the Note to the Seller.

                  (c) The Seller will deliver to the Purchaser each of the following documents (and, with respect to each of the documents referenced in subsections (i) - (v) below, a counterpart thereof duly executed by the Seller):

                      (i)  this Agreement;

                      (ii) the "Agreement On Regular Pledge Over Shares" in the form of Exhibit 1.4(c)(ii) hereto (the "PLEDGE AGREEMENT");

                      (iii) the Deed of Transfer in the form of Exhibit 1.4(c)(iii) hereto (the "DEED OF TRANSFER);

                      (iv) the side letters in the form of EXHIBIT 1.4(C)(IV) hereto with regard to the purchase and sale of certain outstanding loans made by the Seller, and by Seller's United Kingdom subsidiary ("AXS-UK"), to the Company (the "SIDE LETTERS");

                      (v) the Reseller Agreement in the form of EXHIBIT 1.4(C)(V) hereto (the "RESELLER AGREEMENT");

                      (vi) appropriate evidence as to the release by Foothill Capital Corporation of its lien on the Shares; and



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                      (vii) written resignations, effective upon the Closing, of
          (i) John Rade and William Levering from the supervisory board of the Company, and (ii) Michael Jorgensen from the management board of the Company, in the form of EXHIBIT 1.4(C)(VII) hereto.

                  (d) The Purchaser will deliver to the Seller the following, duly executed:

                      (i) this Agreement and the Deed of Transfer (executed by the Purchaser);

                      (ii) the Note (executed by the Purchaser);

                      (iii) the Pledge Agreement (executed by the Purchaser);

                      (iv) the Reseller Agreement (executed by the Company);

                      (v) the Side Letters (executed by the Purchaser);

                      (vi) the Guarantee Agreement in the form of EXHIBIT 1.4(D)(VI) hereto (the "COMPANY GUARANTEE") (executed by the Company);

                      (vii) the Guarantee Agreement in the form of EXHIBIT 1.4(D)(VII) hereto (the "CHAMBERS GUARANTEE") (executed by Chambers);

                      (viii) the Guarantee Agreement in the form of EXHIBIT 1.4(D)(VIII) hereto (the "H. CHAMBERS GUARANTEE") (executed by H. Chambers);

                      (ix) the (A) fully executed written termination agreements of Chambers, H. Chambers and Aidan Hoyle with AXS-UK, and (B) written releases of the Seller (and its affiliates) by each such person of any and all claims arising in connection with his/her employment by AXS-UK or the Company, in the form of EXHIBIT 1.4(D)(IX) hereto; and

                      (x) such other documents as are incidental to any of the foregoing.


2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Purchaser as follows:


    2.1. ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States.

    2.2. CORPORATE POWER; BINDING EFFECT. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with the terms hereof. This Agreement and the transactions contemplated hereby have been approved and authorized by all requisite corporate action on the part of the Seller, and this Agreement constitutes a legal, valid, and binding obligation of the Seller, enforceable against

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the Seller in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity)). The execution and performance by the Seller of its obligations under this Agreement, including the Exhibits hereto, will not constitute a breach or violation of any provision of the Seller's Certificate of Incorporation, By-laws or other organizational document, any law, regulation, contract, commitment, order, judgment or decree of any court or governmental agency applicable to the Seller, or any agreement to which the Seller is a party.

    2.3. NO BANKRUPTCY. As of the effective date of this Agreement, no bankruptcy or similar proceedings have been filed by or against the Seller.

    2.4. TITLE TO SHARES; CAPITALIZATION; RIGHTS TO ACQUIRE SHARE CAPITAL. Immediately prior to the Closing, the authorized and outstanding share capital of the Company consisted solely of the 62,476 Shares, all of which were owned (both of record and beneficially) by the Seller, free and clear of any and all Liens (other than the lien, referenced in Section 1.4(c)(vi) hereof, of Foothill Capital Corporation, which lien shall be released as of the Closing). The Company does not have outstanding, is not bound by, and has no obligation to issue, grant or enter into, any Derivative Securities.

    2.5. BROKERS. No finder, broker, agent, or other intermediary has acted for or on behalf of the Seller or any of its affiliates in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by the Seller to any such person in connection with such transactions.

    2.6. NO OTHER REPRESENTATIONS OR WARRANTIES; "AS IS" NATURE OF SALE. Except as expressly set forth in this Section 2, the Shares are being sold "as is" and the Seller makes no other representations with respect to the Company, its business, its condition (financial or otherwise), its operating results, its title to any assets (or the condition thereof), its liabilities (contingent or otherwise) or its prospects. The Purchaser acknowledges that it has not entered into this Agreement (or any other agreement being entered into in connection herewith) in reliance upon any representation or warranty except those specifically set forth in this Section 2.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants as follows:

    3.1. ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Gibraltar. Chambers and H. Chambers are the sole shareholders and Directors of the Purchaser, Chambers is the Managing Director of the Purchaser, and the Purchaser does not have outstanding, is not bound by, and has no obligation to issue, grant or enter into, any Derivative Securities.

    3.2. CORPORATE POWER; BINDING EFFECT. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, including the Exhibits hereto, and to perform its


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obligations hereunder in accordance with the terms hereof. This Agreement, including the Exhibits hereto, and the transactions contemplated hereby, have been approved and authorized by all requisite corporate action on the part of the Purchaser, and this Agreement, including the Exhibits hereto, constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject to the effect of bankruptcy, insolvency or other similar laws). The execution and the performance by the Purchaser of its obligations under this Agreement, including the Exhibits hereto, will not constitute a breach or violation of any provision of the Purchaser's Memorandum of Association, Articles of Association or other organizational document, any law, regulation, contract, commitment, order, judgment or decree of any court or governmental agency applicable to the Purchaser, or any agreement to which the Purchaser is a party.

    3.3. SOLVENCY. The Purchaser is solvent as of the Closing Date, and the Purchaser has no reason to believe that its performance under this Agreement, including the Exhibits hereto, will render the Purchaser insolvent.

    3.4. ACCESS TO INFORMATION. By reason of Chamber's business or financial experience and involvement with the Company, Purchaser has the capacity and has taken all steps necessary to protect its interests in connection with its purchase of the Shares. Purchaser has had the opportunity to evaluate the merits and risks of the purchase, and has been given the opportunity to meet with officials of the Seller and the Company and to have said officials answer any questions regarding the terms and conditions of this particular purchase, and all such questions have been answered to Purchaser's satisfaction.

    3.5. INVESTMENT INTENT. For so long as the Purchaser's obligations under the Note remain outstanding, the Purchaser is acquiring the Shares solely for its own account, for investment purposes, with no present intention of distributing or reselling any of the Shares or any interest therein in violation of applicable securities laws. The Purchaser is aware that the offer and sale of the Shares pursuant to this Agreement will not be registered under the United States Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction (including, without limitation, Gibraltar or Poland), and that (in addition to the restrictions set forth herein and in the Pledge Agreement) neither the Shares nor any interest therein may be sold, pledged, or otherwise transferred unless the Shares are registered under (or qualify for an exemption from) applicable securities laws.

    3.6. GOVERNMENT CONSENTS. No consents or approvals of, applications to or notifications of any governmental or regulatory authorities of any relevant jurisdiction (including in particular the Polish anti-trust authority, i.e. Urzad Ochrony Konkurencji i Konsumentow) are required in connection with conclusion of this Agreement or the purchase of the Shares hereunder, except for: (i) the filing of a tax return with the Polish tax authorities for the purpose of paying the civil law transactions tax, and (ii) notifying the competent Registry Court in Poland as provided in Section 4.1(a)(ii) hereof.

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  3.7. BROKERS. No finder, broker, agent, or other intermediary has acted for or on behalf of the Purchaser or any of its affiliates (including, without limitation, Chambers and H. Chambers) in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by the Purchaser to any such person in connection with such transactions.

4. POST-CLOSING COVENANTS.

    4.1. AFFIRMATIVE COVENANTS. The Purchaser will cause the Company to comply with each of the following covenants:

(a) As soon as possible after the Closing:

                  (i) duly enter the transfer of the Shares pursuant to this Agreement as well as the pledge established on the Shares pursuant to the Pledge Agreement to the Company's share register; and

                  (ii) and in any case not later than seven (7) days following the Closing, duly notify the competent Registry Court in Poland of the transfer of the Shares effected pursuant to this Agreement as well as the pledge established on the Shares pursuant to the Pledge Agreement, and apply for disclosing the Purchaser as the sole shareholder of the Company; and

                  (iii)    eliminate the Company's supervisory board.


(b) For a period of five years after the Closing (or such other longer period as may be required by local law), the Company shall preserve all files and records (financial and otherwise) relating to the business of the Company prior to the Closing, allow the Seller and its representatives access to such files and records and permit the Seller and its representatives to make copies and extracts therefrom at any time during normal business hours. Neither the Purchaser nor the Company will dispose of any of such files or records during such five year period.

(c) For so long as the Purchaser's obligations under the Note remain outstanding (except with respect to subsection (vii) below, which covenant shall survive satisfaction of the Note), the Purchaser, as sole shareholder of the Company, shall use its utmost best efforts, regardless of cost, exercising its corporate rights, to:

                  (i) cause to be done all things necessary to maintain, preserve, renew and keep in full force and effect the Company's corporate existence;

                  (ii) preserve and keep in full force and effect all material licenses, authorizations, permits, rights and franchises necessary or useful for the conduct of the Company's business;

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                  (iii)    maintain all of its properties used or useful in the
                           conduct of its business in good condition, repair, and working order and cause to be made all necessary repairs, renewals, replacements, betterments, and improvements thereof;

                  (iv) maintain with financially sound and reputable insurance companies, funds, or underwriters insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent Polish companies conducting businesses similar to that of the Company;

                  (v) pay and discharge when payable all taxes, assessments and governmental charges imposed upon the Company or any of the properties, sales or activities of the Company, or any part thereof, or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies (whether incurred before or after the Closing), which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves have been established on its books with respect thereto; and

                  (vi) comply with all obligations which the Company has incurred or hereafter incurs pursuant to any contract or agreement, as such obligations become due.

                  (vii) no later than December 31, 2001 (the "TERMINATION DATE"), take all necessary steps to (A) change the Company's name and logo, including, to the extent necessary, by amending the Company's Articles of Association and (B) assign to the Seller all of the Company's rights to trademarks that are either pending or registered in the name of the Company as of the Closing Date (and not adopt, or seek protection for, any trademarks confusingly similar to that owned in the United States by the Seller (other than "Access1")). The Purchaser agrees that, from and after the Termination Date, neither it nor the Company will use any name or logo confusingly similar to the present name and logo of the Company; provided, however, that the Seller hereby agrees that the Company may adopt the name "Access1." For purposes of this subsection, the Seller's consent to the Company's adoption of the name "Access1" shall be limited to (1) the Company itself, and such name may not be assigned by the Company to any other entity, including, without limitation, the Purchaser, and (2) use solely within the Territory (as that term is defined in the Reseller Agreement).



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    4.2. NEGATIVE COVENANTS RELATING TO THE COMPANY. For so long as the
Purchaser's obligations under the Note remain outstanding, the Purchaser will cause the Company not to take any of the following actions without the prior written consent of the Seller:

         (a) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any share capital, capital stock or Derivative Securities of the Company;

         (b) except (i) as expressly contemplated by this Agreement or (ii) to the extent such amendments or resolutions do not or could not, in any respect, adversely affect or otherwise impair any of the rights of the Seller under this Agreement, the Note or the Pledge Agreement, make, adopt or approve any amendment, restatement or other modification to the Company's Articles of Association, bylaws or other organizational document;

         (c) increase any compensation (including salary, bonuses and other forms of current and deferred compensation) or benefits payable to any employee, contractor, officer or director of the Company by more than ten percent (10%) above the officially pronounced (by the appropriate governmental authority) level of inflation in the aggregate beyond any such person's level of compensation or benefits immediately prior to the Closing Date;

         (d) authorize or effect (i) the sale, lease, license, abandonment or other disposition of all or substantially all of the assets of the Company or
(ii) the merger, division ("podzial"), consolidation or change in legal form (e.g., transformation into a joint stock company) of the Company with or into any other entity;

         (e) authorize the Company to incur, create, assume, become or be liable, directly, indirectly or contingently, in any manner with respect to, or permit to exist, any indebtedness or liability for borrowed money (other than trade debt incurred in the ordinary course of the Company's business and consistent with the Company's past practices);

         (f) encumber, permit a Lien to exist on, transfer, sell, assign or otherwise dispose of any of the Company's assets other than in the ordinary course of its business, consistent with past practices and on arm's length terms and conditions;

         (g) change or otherwise modify in any material respect the nature of the business of the Company as presently conducted by it;

         (h) open any new, or close any existing, office or place of business (or modify in any material respect the terms of any real property lease to which the Company is currently a party);

         (i) permit the number of persons employed, or retained as contractors, by the Company to vary by more than + five (5) people from the number of employees employed and contractors retained by the Company on the Closing Date;

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         (j) change the constituent members (as of immediately following the
Closing) of the Company's management board, which members are identified on
SCHEDULE 4.2(J) hereto, or reinstitute the Company's supervisory board (the Seller's consent to any requested change under this subparagraph not to be unreasonably withheld);

         (k) redeem, purchase or otherwise acquire (or enter into any agreement providing for the redemption, purchase or other acquisition of) any share capital, capital stock or Derivative Securities of the Company, nor repay any indebtedness owed by the Company to any direct or indirect affiliate of the Company; or

         (l) purchase, lease or otherwise acquire additional assets (other than in the ordinary course of the Company's business and consistent with the Company's past practices).

    4.3. NEGATIVE COVENANTS RELATING TO THE PURCHASER. For so long as the Purchaser's obligations under the Note remain outstanding, the Purchaser shall not take any of the following actions without the prior written consent of the
Seller:

         (a) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any share capital, capital stock or Derivative Securities of the Purchaser;

         (b) except (i) as expressly contemplated by this Agreement or (ii) to the extent such amendments or resolutions do not or could not, in any respect, adversely affect or otherwise impair any of the rights of the Seller under this Agreement, the Note or the Pledge Agreement, make, adopt or approve any amendment, restatement or other modification to the Purchaser's Memorandum of Association, Articles of Association or other organizational document;

         (c) increase any compensation (including salary, bonuses and other forms of current and deferred compensation) or benefits payable to any employee, contractor, officer or director of the Purchaser by more than ten percent (10%) above the officially pronounced (by the appropriate governmental authority) level of inflation in the aggregate beyond any such person's level of compensation or benefits immediately prior to the Closing Date;

         (d) authorize or effect (i) the sale, lease, license, abandonment or other disposition of all or substantially all of the assets of the Purchaser or
(ii) the merger, consolidation or change in legal form of the Purchaser with or into any other entity;

         (e) authorize the Purchaser to incur, create, assume, become or be liable, directly, indirectly or contingently, in any manner with respect to, or permit to exist, any indebtedness or liability for borrowed money;

         (f) change or otherwise modify in any material respect the nature of the business of the Purchaser as presently conducted by it;

         (g) change the constituent members (as of immediately following the Closing) of the Purchaser's board of directors, which members are identified on
SCHEDULE 4.3(G) hereto (the

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Seller's consent to any requested change under this subparagraph not to be unreasonably withheld);

         (h) redeem, purchase or otherwise acquire (or enter into any agreement providing for the redemption, purchase or other acquisition of) any share capital, capital stock or Derivative Securities of the Purchaser, nor repay any indebtedness owed by the Purchaser to any direct or indirect affiliate of the Purchaser; or

         (i) purchase, lease or otherwise acquire additional assets (other than in the ordinary course of the Purchaser's business and consistent with the Purchaser's past practices).

    4.4. RESTRICTION ON TRANSFER. For so long as the Purchaser's obligations under the Note remain outstanding and other than as contemplated by the Pledge Agreement, the Purchaser will not sell, assign, transfer, pledge, hypothecate or encumber the Shares (or otherwise subject the Shares to any Lien) or enter into any agreement to do any of the foregoing.

5. INDEMNIFICATION.

    5.1. INDEMNIFICATION BY SELLER.

         (a) The Seller will indemnify, defend, and hold harmless the Purchaser from and against any and all Damages incurred by it which result from or relate to the breach by the Seller of any of its representations or warranties contained in Section 2 of this Agreement or any of its covenants or agreements contained in this Agreement. Except as expressly provided in Section 5.1(b) hereof, the foregoing represents Seller's sole indemnification obligations, and Purchaser's sole remedy, related to this Agreement and the transactions contemplated hereby.

         (b) Notwithstanding the above, the Seller will indemnify, defend, and hold harmless the Purchaser from and against any and all Damages incurred by it which result from or relate to genuine, bona fide claims raised by Mazowiecka Wytwornia Wodek i Drozdzy ,,Polmos" ("POLMOS") that the Seller "Direct Invoice" software licensed to Polmos by the Company, under that certain Master Software License Agreement dated 1996.10.31, fails to conform to the description of that software provided to Polmos by the Seller and the Company prior to the Closing. In addition to the conditions set forth in Section 5.3 hereof, the indemnity obligations set forth in this subsection (b) are subject to the following conditions and limitations: (i) to be subject to this subsection, the claims of Polmos must relate to actions taken, or failed to be taken, by the Seller (or by the Company with the express approval of the Seller) prior to the Closing, (ii) the Purchaser shall, and the Purchaser shall cause Chambers and the Company to, hereafter use their good faith best efforts, at their sole expense, to make the licensed software work to the satisfaction of Polmos and to otherwise prevent Polmos from raising claims subject to this subsection, (iii) notwithstanding
Section 5.3(i), the Purchaser must give the Seller immediate written notice of any claim of Polmos, upon the Company's first learning of the intent of Polmos to possibly assert such claim, to which the Purchaser intends the indemnity obligations set forth in this subsection (b) to apply, and the Purchaser, the Company and Chambers must fully cooperate with and assist any efforts by the Seller to resolve such claim directly with

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Polmos, and (iv) in no event will the Seller's aggregate liability under the indemnity obligations set forth in this subsection (b) exceed US$100,000.

    5.2. INDEMNIFICATION BY PURCHASER. The Purchaser shall indemnify, defend, and hold harmless the Seller (which for purposes of this Section 5 shall include Seller's officers, directors, subsidiaries and its and their respective affiliates) from and against any and all Damages incurred by it which result from or relate to (i) the breach by the Purchaser or the Company of any of its representations, warranties, covenants, or agreements contained in this Agreement, (ii) the Company's failure to comply with its obligation under the Reseller Agreement to provide "first level maintenance and support" (as such term is described in the Reseller Agreement) to all licensees of Seller's software located in the Territory (as defined in the Reseller Agreement), (iii) claims made by any employee of the Company or any taxing authority based on the conduct of the Company's business either prior to or following the Closing, and
(iv) the conduct of the business of the Company at all times following the Closing (including, without limitation, claims arising as a result of the misunderstanding of any third party that the Company is no longer a subsidiary or affiliate of the Seller following the Closing).

    5.3. MECHANICS OF INDEMNITY. The foregoing indemnity obligations are conditioned on the party seeking indemnification (the "Indemnified Party"): (i) giving the proposed indemnifier (the "Indemnifying Party") notice of the relevant claim (unless the failure to give notice does not materially prejudice the defense thereof), (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim and (iii) giving the Indemnifying Party the right to assume and control (and the Indemnifying Party shall promptly assume and control) the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interests without the Indemnified Party's prior written approval, which approval will not be unreasonably withheld or delayed. The Indemnified Party shall have the right to participate in the defense at its own expense. In the event the Indemnifying Party does not promptly assume the defense of any claim as provided above, the Indemnified Party shall have the full right to defend against such claim and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion, all at the expense of the Indemnifying Party.

    5.4.SURVIVAL OF OBLIGATIONS. The obligations of the Seller and the Purchaser under this Section 5 will survive the transfer of the Shares and the termination of this Agreement for, with respect to Seller's obligations under Section 5.1(a) hereof, a period of one (1) year, with respect to Seller's obligations under
Section 5.1(b) hereof, a period of two (2) years, and with respect to Purchaser's obligations under Section 5.2 hereof, the longer of the period that the Purchaser's obligations under the Note remain outstanding, or the period established by the applicable statute of limitations. The foregoing time periods represent the time periods in which a claim for indemnification under this
Section 5 must be asserted by the Indemnified Party; once a claim is properly asserted under this Section 5 within the applicable time period, the Indemnifying Party's indemnification obligations with respect to such claim shall survive termination of said period.

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6. DEFINITIONS. For all purposes of this Agreement the following terms will have the meanings set forth in this Section 6:

          "DAMAGES" means all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including investigatory and court costs and the reasonable fees and expenses of counsel and experts.

         "DERIVATIVE SECURITIES" means (i) all shares of stock and other securities that are convertible into or exchangeable for the issuer's share capital and (ii) all options, warrants, and other rights to acquire any of the issuer's share capital or securities convertible into or exchangeable for the issuer's share capital.

         "LIENS" means any and all liens, claims, mortgages, security interests, charges, encumbrances, and restrictions on transfer of any kind, except, with respect to the Shares, any of the same arising under this Agreement, the Note, the Pledge Agreement or the Articles of Association of the Company as in effect immediately prior to the Closing.

7. MISCELLANEOUS PROVISIONS.

    7.1. AMENDMENTS, CONSENTS, WAIVERS, ETC.

                  (a) AMENDMENT, CONSENT, WAIVER. This Agreement or any provision hereof may only be amended, waived or terminated by the written agreement of both the Seller and the Purchaser.

                  (b) WRITTEN WAIVER; FAILURE TO EXERCISE RIGHTS. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any person in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

    7.2. NOTICES. All notices, requests, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) sent by a reputable, established air courier service that provides evidence of delivery (effective upon delivery), or (iii) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this Section 7.2):

                  If to the Seller:

                  AXS-One Inc.
                  301 Route 17 North

                  Rutherford, New Jersey 07070
                  Attention: General Counsel
                  Facsimile No.  201.939.6955







         If to the Purchaser:

                  Porterfield International Ltd.
                  c/o Mr. Michael Chambers
                  AXS-One Sp. z o. o.
                  ul. Wilcza 58A
                  00-679 Warszawa, Poland
                  Facsimile No. 48-22-622-40-18

    7.3. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. If this Agreement is concluded in Polish, the English language version shall govern.

    7.4. CAPTIONS. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

    7.5 ASSIGNMENT; BINDING EFFECT AND BENEFITS. Neither Purchaser nor Seller may assign its rights or delegate its duties under this Agreement without the other party's prior written consent. Any attempted assignment or delegation in violation of the foregoing shall be void. This Agreement and the rights and obligations of the parties will bind and inure to the benefit of their respective successors and permitted assigns.

    7.6. FURTHER ASSURANCES. From time to time on and after the date hereof, the Purchaser and the Seller will, and the Purchaser will cause Chambers, H. Chambers and the Company to, promptly execute and deliver all such further instruments and assurances, and will promptly take all such further actions, as the Purchaser or the Seller may reasonably request of the other in order more effectively to effect or confirm the transactions contemplated by this Agreement, the Note and the Pledge Agreement and to carry out the purposes hereof and thereof.

    7.7. SEVERABILITY. No invalidity or unenforceability of any section of this Agreement or any portion thereof will affect the validity or enforceability of any other section or the remainder of such section.

    7.8. EQUITABLE RELIEF. Each of the parties acknowledges that any breach by such party of its obligations under this Agreement would cause substantial and irreparable damage to the other party and that money damages would be an inadequate remedy therefor. Accordingly, each party agrees that the other party will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

    7.9. ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, contains the entire understanding and agreement between the parties and supersedes any prior or contemporaneous understandings or agreements between them with respect to the subject matter hereof.

    7.10. JUDGMENT CURRENCY. In the event that a judgment, order or award is rendered by any court or tribunal for the payment of (i) any amounts owing to Seller under this Agreement or (ii) damages in respect of a judgment or order of another court or tribunal and such judgment, order or award is expressed in a currency (the "Judgment Currency") other than the currency due hereunder, namely, U.S. Dollars (the "Agreed Currency"), the Purchaser agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that, on the business day following Seller's receipt of any sum adjudged in the Judgment Currency, Seller may purchase the Agreed Currency with the Judgment Currency and (b) to indemnify and hold harmless Seller against any deficiency in terms of the Agreed Currency in the amounts actually received by Seller following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the Agreed Currency). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of the Purchaser separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by Seller, and shall survive the termination of this Agreement.

    7.11. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITY. This Agreement shall be governed by, and construed in accordance with, the law of the State of New Jersey, United States, exclusive of its conflict of laws provisions. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the District of New Jersey, and of any New Jersey state court sitting in Bergen County, for the purposes of any and all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (other than those that relate to enforcement of Seller's rights under the Pledge Agreement, in respect of which the parties submit to the non-exclusive jurisdiction of the foregoing courts). The parties irrevocably consent to the service of any and all process in any legal proceeding by the delivery of copies of such process to such party in accordance with Section 7.2. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Seller and the Purchaser agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent that the Seller or the Purchaser has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Seller and the Purchaser hereby irrevocably waives such immunity in respect of its respective obligations under this Agreement, the Pledge Agreement, the Note and any other exhibit hereto and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

    7.12. WAIVER OF JURY TRIAL. EACH OF THE SELLER AND THE PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND/OR ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF OR BY ANY PARTY HERETO.

    7.13. AXS-ONE SOFTWARE.

         (a) As of the Closing, the Company's and the Purchaser's sole and exclusive rights with respect to any software, copyrightable material or other intellectual property developed or to be developed by the Seller (collectively, "SOFTWARE," which term shall include any derivative works of the Software created by or for the Company, whether prior to or following the Closing ("DERIVATIVE WORKS")) shall be as set forth in the Reseller Agreement. To the extent the Company's retention of any Software is not necessary in order for the Company to perform its obligations under the Reseller Agreement, the Purchaser shall cause the Company to promptly return all copies of the same to the Seller. Except as otherwise expressly permitted in the Reseller Agreement, the Purchaser agrees to hold, and to cause the Company and Chambers to hold, the Software, and any other proprietary information of Seller, in the strictest of confidence and not to disclose the same to any third party.

         (b) Each and every Derivative Work shall be deemed a "work made for hire" under applicable copyright law and shall belong exclusively to the Seller, whether or not the Seller uses such Derivative Work. To the extent that such Derivative Works do not qualify for "work made for hire" status, the Purchaser shall cause the Company and the Company's employees to irrevocably assign all rights of every kind in the Derivative Works, including without limitation, copyrights, to the Seller. No rights to or in such Derivative Works are reserved to the Company or to the Company's employees, other than the Company's right to license such Derivative Works to end users in accordance with the terms of the Reseller Agreement. The Purchaser shall cause the Company to promptly provide the Seller with complete copies of all Derivative Works and all materials related thereto, upon the later to occur of (i) the Closing, or (ii) the development of the Derivative Works. The Seller shall have the right to use, in any media or by any method, now known or hereafter known, all of such Derivative Works, any part or parts thereof, or none of such Derivative Works, as the Seller sees fit, and the Seller may alter such Derivative Works, add to them, or combine such Derivative Works with any other work or works, in the Seller's sole discretion.

         (c) The Purchaser shall cause the Company and Chambers to comply with the provisions of this Section 7.13.

              [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first above written.

SELLER:                             AXS-ONE INC.


                                    By /s/ JOHN A. RADE
                                      -----------------
                                      Name: John A. Rade
                                      Title: President and CEO

State of New Jersey

                         ) SS

City of Rutherford

         This is to certify that John A. Rade, personally known to me to be the same person whose name is subscribed to the foregoing Stock Purchase Agreement, appeared before me, Donna Barringer, a Notary Public, this 20th day of September, 2001 and expressly acknowledged to me that he executed said Stock Purchase Agreement on behalf of AXS-ONE INC., that he was duly authorized to do so, and that he intended AXS-ONE INC. to be duly bound by the same.

                                                        /s/ DONNA BARRINGER
                                                      -----------------------
                                                           Notary Public

My Commission Expires:
                       --------------

PURCHASER:                 PORTERFIELD INTERNATIONAL LTD.

                            By: /s/ MICHAEL CHAMBERS

                              --------------------------------
                             Name: Michael Chambers

                            Title: Managing Director

--------------------------------)
                                ) SS
--------------------------------)


         This is to certify that Michael Chambers, personally known to me to be the same person whose name is subscribed to the foregoing Stock Purchase Agreement, appeared before me, _______________, a Notary Public, this ____ day of September, 2001 and expressly acknowledged to me that he executed said Stock Purchase Agreement on behalf of PORTERFIELD INTERNATIONAL LTD., that he was duly authorized to do so, and that he intended PORTERFIELD INTERNATIONAL LTD. to be duly bound by the same.

                                                      -----------------------
                                                           Notary Public

My Commission Expires:
                       --------------

                                                             EXHIBIT 1.4(c)(iii)

                                DEED OF TRANSFER

This Deed of Transfer (this "Deed") dates as of September __, 2001, is made by and between AXS-One Inc., a Delaware corporation (the "Seller") and Porterfield International Ltd., a Gibraltar corporation (the "Purchaser").

WHEREAS, the parties hereto entered into a Stock Purchase Agreement on September 1, 2001 (the "Agreement") which established the conditions of purchase and sale of the entire share capital, consisting of 62,476 shares ("Shares"), of AXS-One Spolka z ograniczona odpowiedzialnoscia, a limited liability company organized under the laws of Poland (the "Company")

WHEREAS, the conditions established by the Agreement have been fulfilled by the parties;

the parties hereto agree as follows:

1.   TRANSFER OF OWNERSHIP.

1.1 In exercise of the conditions of the Agreement the Seller hereby transfers to the Purchaser the ownership title of and to all the Shares, free and clear from any Liens, for the price of four hundred thirty thousand American Dollars (US$430,000).

1.2 Immediately after execution of this Deed the Purchaser shall notify the Company on transfer of the shares executed by virtue of this Deed (the "Transfer") and shall present to the Company a copy thereof. The Purchaser shall cause that the Company shall:

          (i) as soon as possible duly enter the Transfer of the Shares to the Company's share register; and

          (ii) in any case not later than seven (7) days following the execution of this Deed, duly notify the competent Registry Court in Poland of the Transfer of the Shares and apply for disclosing the Purchaser as the sole shareholder of the Company.

2.   PAYMENT OF PRICE

The payment of the price for the Shares will be effected by the Purchaser on conditions established in the Stock Purchase Agreement and the Promissory Note issued by the Purchaser on the even date hereto.

3.   APPLICABLE LAW

This Deed is subject to the laws of the Republic of Poland.

SELLER:                    AXS-ONE INC.

                           By

                              -------------------------------------------
                               Name: John A. Rade

                             Title: President & CEO

--------------------------)
                          ) SS

--------------------------)


         This is to certify that John A. Rade, personally known to me to be the same person whose name is subscribed to the foregoing Deed of Transfer, appeared before me, _______________, a Notary Public, this ____ day of September, 2001 and expressly acknowledged to me that he executed said Deed of Transfer on behalf of AXS-ONE INC., that he was duly authorized to do so, and that he intended AXS-ONE INC. to be duly bound by the same.

                                                  ---------------------------
                                                        Notary Public

My Commission Expires:
                       --------------

PURCHASER:                 PORTERFIELD INTERNATIONAL LTD.

                           By:
                              ------------------------------------
                             Name: Michael Chambers

                            Title: Managing Director

--------------------------)
                          ) SS

--------------------------)


         This is to certify that Michael Chambers, personally known to me to be the same person whose name is subscribed to the foregoing Deed of Transfer, appeared before me, _______________, a Notary Public, this ____ day of September, 2001 and expressly acknowledged to me that he executed said Deed of Transfer on behalf of PORTERFIELD INTERNATIONAL LTD., that he was duly authorized to do so, and that he intended PORTERFIELD INTERNATIONAL LTD. to be duly bound by the same.

                                                  ---------------------------
                                                        Notary Public

My Commission Expires:
                       --------------

                                                              EXHIBIT 1.4(c)(iv)


                                  AXS-ONE INC.
                               301 ROUTE 17 NORTH
                          RUTHERFORD, NEW JERSEY 07070

                                                            September , 2001

Porterfield International Ltd.
c/o Mr. Michael Chambers
AXS-One Sp. z o. o.
ul. Wilcza 58A
00-679 Warszawa, Poland

Re:  Sale and Purchase of Certain Inter-company Debt
     -----------------------------------------------

Dear Mike:

         As we have discussed, as of July 31, 2001, AXS-One Sp. z o. o. (the "COMPANY"), a limited liability company organized under the laws of Poland (and a wholly-owned subsidiary of AXS-One Inc., a Delaware corporation (the "SELLER")) was indebted to the Seller in the amount of US$6,570,286.08 (the "LOAN").

         In connection with the closing of the transactions contemplated by the Stock Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of September 1, 2001, between the Seller and Porterfield International Ltd. (the "PURCHASER"), the Seller hereby agrees to sell and assign to the Purchaser, effective at the Closing (as defined in the Purchase Agreement), and the Purchaser hereby agrees to purchase from the Seller, the Loan for the sum of One United States Dollar (U.S.$1.00), payable in cash at the Closing.

         The Seller makes no representations or warranties whatsoever with respect to the Loan, including, without limitation, as to the occurrence or non-occurrence of any default(s) thereunder or the financial condition of the Company.

         If the Purchaser is in agreement with the foregoing, please so indicate by affixing your signature in the space provided below.

         This letter agreement shall be governed by, and construed in accordance with, the law of the State of New Jersey, United States, exclusive of its conflict of laws provisions.

                                                 Very truly yours,

                                                 AXS-One Inc.

                                                 By _____________________
                                                 Name:  John A. Rade
                                                 Title: President & CEO

Agreed and accepted:

Porterfield International Ltd.



By:__________________________
    Name:  Michael Chambers
    Title: Managing Director

                                 AXS-ONE LIMITED

                           WILLOW GRANGE, CHURCH ROAD

                         WATFORD WD1 3QA UNITED KINGDOM

                                                    September     , 2001

Porterfield International Ltd.
c/o Mr. Michael Chambers
AXS-One Sp. z o. o.
ul. Wilcza 58A
00-679 Warszawa, Poland

Re:  SALE AND PURCHASE OF CERTAIN INTER-COMPANY DEBT

Dear Mike:

         As we have discussed, as of July 31, 2001, AXS-One Sp. z o. o. (the "COMPANY"), a limited liability company organized under the laws of Poland (and a wholly-owned subsidiary of AXS-One Inc., a Delaware corporation ("AXO-US")) was indebted to AXS-One Limited (the "SELLER") in the amount of GBP(pound)259,447.30 (the "LOAN").

         In connection with the closing of the transactions contemplated by the Stock Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of September 1, 2001, between AXO-US and Porterfield International Ltd. (the "PURCHASER"), the Seller hereby agrees to sell and assign to the Purchaser, effective at the Closing (as defined in the Purchase Agreement), and the Purchaser hereby agrees to purchase from the Seller, the Loan for the sum of One United States Dollar (U.S.$1.00), payable in cash at the Closing.

         The Seller makes no representations or warranties whatsoever with respect to the Loan, including, without limitation, as to the occurrence or non-occurrence of any default(s) thereunder or the financial condition of the Company.

         If the Purchaser in agreement with the foregoing, please so indicate by affixing your signature in the space provided below.

         This letter agreement shall be governed by, and construed in accordance with, the law of the State of New Jersey, United States, exclusive of its conflict of laws provisions.

                                                  Very truly yours,

                                                  AXS-One Limited

                                                  By _____________________
                                                  Name:  John A. Rade
                                                  Title: Director

Agreed and accepted:

Porterfield International Ltd.



By:__________________________
    Name:  Michael Chambers
    Title: Managing Director

                                                             EXHIBIT 1.4(c)(vii)

I, the undersigned ____________________, hereby tender my resignation from the [Supervisory Board/Management Board] of AXS-One Sp. z o.o. effective as of the day of transfer of all shares in AXS-One Sp. z o.o. from its current shareholder, i.e. AXS-One, Inc., to Porterfield International Ltd..


                                                    ----------------------------

                                                              EXHIBIT 1.4(d)(ix)


I, the undersigned ____________________, do hereby release and waive any and all claims, whether statutory or otherwise, including, without limitation, claims for severance, compensation and benefits, I may now have, or hereafter may have, against AXS-One Inc., and its direct or indirect subsidiaries, shareholders, officers and directors, arising from my employment, or retention as a contractor, by AXS-One Inc. or any of its direct or indirect subsidiaries.

                                                     ---------------------------

                                                                 SCHEDULE 4.2(j)

                      MEMBERS OF COMPANY'S MANAGEMENT BOARD

                          IMMEDIATELY FOLLOWING CLOSING

Michael Chambers
Hanna Chambers

                                                                 SCHEDULE 4.3(g)

                    MEMBERS OF PURCHASER'S BOARD OF DIRECTORS
                          IMMEDIATELY FOLLOWING CLOSING

Michael Chambers
Hanna Chambers